Exhibit 99.2

MARTIN DIEDRICH ANNOUNCES HIS DEPARTURE FROM DIEDRICH COFFEE

IRVINE, Calif., October 29 — Martin Diedrich has announced that after much thought he has decided to pursue interests outside of Diedrich Coffee, Inc. Martin is the founder and has played a significant role in developing the framework and inspiration for the Diedrich Coffee concept. His vision of providing a truly exceptional coffee experience to our customers continues to define the quality difference that is Diedrich Coffee. Roger M. Laverty, CEO stated, “We will miss the valuable day-to-day influence that Martin brought to the Company. His vision, however, will continue to guide our company as we enter a new period of exciting growth. We look forward to the evolution of our relationship and wish Martin the best with his new ventures.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s, Diedrich Coffee and Coffee People. The Company’s 494 retail outlets, the majority of which are franchised, are located in 33 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts, including office coffee service distributors, restaurants and specialty retailers, and via mail order and the Internet. For more information about Diedrich Coffee, visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisees adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact

Roger Laverty, Chief Executive Officer

(949) 260-6734